Exhibit 10.1

Mr. Marvin Hoffman

128 Ketch Mall

Marina del Rey, CA 90292

Re:	New Employment Agreement Commencing May 1, 2006

Dear Marv:

This letter agreement will define the terms and conditions of your employment with NTS Technical Systems, a California corporation (hereinafter referred to as the “Company”) commencing on May 1, 2006. This agreement is entered into with reference to the following facts.

A.

You are currently employed as Chief Information Officer (“CIO”) pursuant to a letter agreement with National Technical Systems, Inc. (“NTS Inc.) dated September 24, 2001 (the “2001 Agreement”), which agreement superseded and replaced all prior agreements between the parties. You also serve as Vice-Chairman of the Board of Directors of NTS Inc., and as a member of the Senior Management Committee and the Senior Marketing Committee of the Company.

B.

Pursuant to the terms of the 2001 Agreement, National Technical Systems, Inc. exercised its option to purchase your National Technical Systems, Inc. shares on March 28, 2006. The sale of said stock was consummated on March 28, 2006.

C.

Pursuant to this new agreement (the “New Agreement”), and the consideration herein stated, (1) you and National Technical Systems, Inc. have mutually agreed to terminate the 2001 Agreement, and (2) you and the Company have agreed to continue your employment with the Company pursuant to this New Agreement.

Accordingly, in consideration of the mutual promises herein contained, Company and you agree as follows.

I.	Effective Date and Term.

The New Agreement will be effective and binding upon signature of all parties (the “Effective Date”). The term of employment under the New Agreement (the “Term”) shall commence on May 1, 2006 (the “Commencement Date”) and will terminate on December 31, 2009. On the Effective Date, this New Agreement shall supersede and release the letter agreement entered into September 24, 2001, setting forth the terms of your employment from and after that date (the “2001 Agreement”); except that, if this New Agreement is executed and becomes effective before the Commencement Date, then your compensation and benefits for the period between the Effective Date and Commencement Date shall be as set forth in the 2001 Agreement.

II.	Duties and Titles.
A.	Board Positions. You shall remain Vice Chairman and Board Member of NTS, Inc. through the June 2006 Shareholders meeting, at which time you voluntarily shall resign from the Board. Although you will not be a Board member after June 2006, you agree, if requested by the Chairman or CEO, to attend Board meetings and/or senior level meetings to provide advice and guidance on certain matters. Further, you agree that for the Term you shall, if requested, continue to serve as a director on the Board of any subsidiaries of National Technical Systems, Inc. as requested by the CEO.

B.

Chief Information Officer. You shall serve in the capacity of, and have the title, Chief Information Officer of the Company; provided however that nothing shall prevent the CEO from eliminating the position of CIO or replacing you in such position at the discretion of the CEO. If the CEO identifies a candidate to replace you as CIO, then after the replacement is identified such candidate will serve as Vice–CIO for one year, after which time you will relinquish the position and serve as an advisor to the new CIO for the remainder of the Term continuing with the salary and benefits set forth herein.

C.

XXCAL Japan/Asia Operations. You shall serve as Chairman of the Board and CEO of XXCAL, and will be responsible for supervising the Company’s participation in XXCAL Japan, including traveling to Japan as you deem necessary. You shall also continue to support Osman Sakr in executing the technology transfer strategy currently underway in Japan, Taiwan and China. Nothing herein shall prevent the CEO from restructuring the Company or any of its subsidiaries and eliminating these positions if deemed appropriate in the CEO’s discretion, provided, however, that the elimination of one or more of these positions shall not affect the Company’s financial obligations to you under this New Agreement.

D.

Senior Management Team. Throughout the term of the New Agreement, you will be considered a part of the Senior Management Team, as the term currently is used in practice. This does not mean that all benefits will be equal with other members of the Senior Management Team. Your benefits will be determined as set forth in this New Agreement. It is anticipated that, after you vacate your National Technical Systems, Inc. Board position at the June, 2006, Shareholders meeting, you no longer will be considered an “executive officer” of National Technical Systems, Inc. for purposes of SEC rules.

E.

Exclusivity/Time Commitment. While you will be considered a “full time” employee, you will not be required to devote all of your available professional time to these duties, but it is expected that you shall devote such time as reasonably necessary to adequately perform the duties assigned. It is expected that the amount of time committed to your services will gradually reduce over time, with greater time demands during the first year of the Term, reducing significantly in later years. Because the parties understand that your services are non-exclusive, you can perform services for other companies, provided such companies are not competitive with the Company, and your services to such other companies do not interfere the performance of your duties to the Company. You shall inform the CEO of any and all outside work you perform, including the name of the Company(ies) for which you perform such work. In the event that you and the Company have a disagreement concerning whether any outside work is “competitive” with the Company, then the Company and you shall negotiate in good faith to resolve the dispute. If you and the Company are not able to resolve the dispute, then the matter shall be submitted to binding mediation before a mediator who works in the Los Angeles area.

F.

Duties Subject to CEO. For purposes of this New Agreement, you shall report to the CEO. During the term of this New Agreement, you will, to the best of your ability and skill, render personal services in the performance of such tasks as may be assigned by Company. Nothing herein shall prevent the CEO from restructuring the company or any of its subsidiaries and/or eliminating any of the positions held by you if deemed appropriate in the CEO’s discretion, provided, however, that the elimination of one or more of these positions shall not affect the Company’s financial obligations to you under this New Agreement.

III.	Compensation.
	A.	Base Salary.
	1)	Commencement – April 30, 2007:	$110,000 annually
	2)	May 1, 2007 – April 30, 2008:	$100,000 annually
	3)	May 1, 2008 – April 30, 2009:	$ 80,000 annually
	4)	May 1, 2009 – Dec. 31, 2009:	$ 60,000 annually

B.            Annual Bonus Potential. You will be eligible to receive bonuses based on the Company’s overall financial performance for Fiscal Years 2007, 2008 and 2009. The bonus shall be based upon criteria used for evaluating other senior managers whose bonus is measured by overall Company performance. If the Company achieves “target” (as such term is defined in executive bonus plans consistent with past practice) you shall receive a bonus equal to 12.5% of your annualized base salary (which for purposes of computing this bonus shall be deemed to be $110,000 for the term of this New Agreement), and you shall be entitled to receive this bonus payment even if the Company elects to eliminate any or all of your positions as set forth in this New Agreement. The CEO will also consider awarding you an additional discretionary bonus if the Company substantially exceeds its performance targets, and in such case will give special consideration to the performance of Japan.

IV.	Benefits.

Throughout the term, so long as you are eligible and such benefits are offered by the Company to its employees, you shall be entitled to the following benefits.

A.           Health Insurance. You shall be eligible to participate in any health insurance benefit generally available to senior executives.

B.            Life Insurance. You already have in place certain life insurance policies. Such life insurance policies will be treated as follows:

1.             Company Policies. With respect to the “company owned” whole life insurance policies described on Schedule 1 to this New Agreement (the “Company Policies”), since these policies are self funding, the Company will not be required to make any out-of-pocket premium payments for the Company Policies. When your employment with the Company terminates, ownership of the Company Policies (or in the case of your death during the Term, any proceeds under said policies received by the Company) will be immediately transferred to you (or to your estate in the event of your death) at no cost.

2.            Personal Policies. In addition to the Company Policies, you have other life insurance policies (“Personal Policies”) under which your wife is the beneficiary. (These policies are described on Schedule 2 to this New Agreement). The Company has been paying premiums on these policies on your behalf. The Company will continue paying the premiums (up to a maximum of $35,000 per year) on each of the Personal Policies until the earlier of termination of your employment or such time as any such Personal Policy becomes self-funding, at which time the Company shall have no further obligation to pay such premiums.

C.           Auto Allowance and Expenses. The Company shall continue your current Auto Allowance and Expense Plan ($1,250/month plus expenses) for the duration of this New Agreement. An auto allowance and expense benefit that is limited to the CEO and/or Chairman and/or certain retired executives with specifically negotiated benefits, will not be considered “applicable to a group or class of senior managers.”

D.           Club Membership. Company will pay for one club membership up to $800/month so that you will have available to you a club to utilize for Company business purposes.

E.            Medical Reimbursement. The Company shall continue your current Medical Expense Reimbursement Plan for the duration of this New Agreement. A Medical Expense Reimbursement benefit that is limited to the CEO and/or Chairman and/or certain retired executives with specifically negotiated benefits, will not be considered “applicable to any group or class of executives.”

F.            Long Term Care Insurance. Company shall continue to pay the premiums for your Long Term Care insurance policy for the duration of this New Agreement.

V.	General Release.

In consideration for the obligations of Company incurred in connection with this New Agreement, you agree to enter into the Mutual General Release attached hereto. Such release shall be executed and delivered concurrently with the execution of this New Agreement. The Mutual General Release Agreement attached hereto is incorporated herein by reference and made a part hereof, as if fully set forth herein. Execution of the General Release Agreement, without revocation, is a material term of, and consideration for the Company entering into this New Agreement on the terms and conditions set forth herein. If you revoke the Mutual General Release Agreement after executing same, this New Agreement automatically will be revoked, and will be null and void for a failure of consideration.

VI.	Change of Control.

If, at any time during the first twenty-four (24) months after the Effective Date of this Agreement, a tender offer is made by, or an agreement is entered into with, any third party entity to acquire National Technical Systems, Inc. common stock and such tender or agreement results in the acquirer acquiring more than 50% of the shares of National Technical Systems, Inc. at a cash price of more than $6.00 per share (hereinafter referred to as a “Change of Control”), then you shall be entitled to unilaterally terminate this New Agreement and you shall receive compensation as set forth below. The amount of compensation due to you in the event you elect to terminate this Agreement following a Change of Control as defined above, shall be (a) a lump sum amount equal to the value of all compensation and benefits remaining to be paid under this Agreement from the date of the closing of such change of control through the end of the term of this New Agreement, plus (b) an amount equal to twice the annual average cash compensation (salary and bonus) paid to you for the fiscal years ending in 2004, 2005 and 2006. Payment of any compensation under this paragraph will be made 10 days after the close of the transaction whereby a Change of Control occurs.

VII.	Additional Terms.

A.           Indemnification. The Indemnification Agreement between Hoffman and NTS Inc. dated April 20, 2004, and clarified on March 28, 2006 is hereby affirmed.

B.	Termination Prior to Expiration of Term.

1)            Death, Voluntary Resignation, Permanent Disability, or Cause. Your employment will terminate immediately upon your death, permanent disability (as herein defined) or resignation, or if the Company terminates you “for cause,” (as herein defined). Except as herein provided, in such case all compensation and benefits shall cease upon termination. The term “permanent disability” shall mean that you are unable to perform your material duties hereunder for a period of six (6) consecutive months. The term “Cause” shall be defined to mean: (A) your material breach of this New Agreement which is not cured fully within fifteen (15) business days after written notice to you identifying such breach, provided, that such fifteen (15) day period shall be extended an additional fifteen (15) business days where such breach is not reasonably susceptible of cure within (15) days and you have undertaken efforts to cure such breach; (B) your conviction of or plea of no contest to any crime committed, that has a direct and material effect on the business of the Company; (C) your willful failure or refusal to perform your material duties hereunder, unless such failure or refusal is in respect to an instruction to engage in behavior which you believe to be illegal, unethical or not in the best interest of the Company; of (D) your recklessness or gross negligence in the performance of your duties that has a material and adverse affect upon the business of the Company and which has not been cured within the time periods set forth above.

2)            In the event your employment with the Company terminates other than as set forth in 1) above, you shall be entitled to receive the full compensation and benefits (or the dollar equivalent of any benefits (or the dollar equivalent of any benefits that are not able to continue following termination) set forth herein for the remainder of the Term.

VIII.	General Provisions.

a)

Further Actions and Assurances. Each party agrees that upon the request of the other it will, from time to time, do any and all such acts and things as may be reasonably required, to carry out the obligations of such party hereunder.

b)

Headings and Captions. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this New Agreement.

c)

Company Policies. Your employment shall be subject to all policies generally applicable to senior employees, including travel and expense reimbursement policies, and policies regarding protection and non-disclosure of confidential and proprietary information.

d)

Disputes. Any dispute regarding any aspect of this New Agreement or any act which allegedly has or would violate any provision of this New Agreement will be submitted to arbitration in Los Angeles County, California, before an experienced employment arbitrator licensed to practice law in California. Such arbitration shall be conducted in accordance with the rules of the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) and shall be the exclusive remedy for such claim or dispute. Such arbitration shall be completed no later than 180 days after the service of a request to arbitrate by either party. By agreeing to this provision, the parties acknowledge and agree that each is waiving its/his right to a jury trial of any claims. Should you or the Company hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this New Agreement, or pursue any dispute or matter covered by this paragraph by any method other than said arbitration, the responding party shall be entitled to recover from him/it all damages, costs, expenses, and attorneys’ fees incurred as a result of such action.

e)

Security Requirements. To the extent that this New Agreement involves access to security information, the applicable contract security provisions in effect on the date of this New Agreement are hereby incorporated into this New Agreement, and made a part hereof.

f)

Notices. Unless otherwise notified in writing, each party shall send any notices required under this New Agreement to the other party by certified mail, return-receipt requested overnight courier or personal delivery, at the addresses shown below:

YOU:	Marvin Hoffman 128 Ketch Mall Marina del Rey, CA 90292

COMPANY:	National Technical Systems Attention : Cynthia R. Maher, Corporate Counsel 24007 Ventura Blvd., Suite 200 Calabasas, CA 91302

g)

Entire Agreement. This New Agreement and the attached General Release Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No supplement, modification or amendment of this New Agreement shall be binding unless it is set forth in a writing stating that it is intended to modify or amend this New Agreement and is executed by the parties hereto. No waiver of any of the provisions of this New Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver and no waiver shall be binding unless executed in writing by the party making the waiver.

h)	Assignment. This New Agreement shall be binding upon, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.
i)

Binding Effect. Nothing in this New Agreement, whether expressed or implied, is intended to confer upon any person other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this New Agreement, nor is anything in this New Agreement intended to relieve or discharge the liability of any other entity to either party hereto, nor shall any provision hereof give any entity any right of subrogation against, or action against any party to this New Agreement.

j)

Counterparts. This New Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

k)

Governing Law. This New Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without regard to conflicts of law rules. You acknowledge that you currently reside in California and agree to retain jurisdiction in California even if you decide to reside outside California.

l)

Venue. Any suit to enforce any part of this New Agreement must be brought in a California court of competent jurisdiction in the County of Los Angeles, State of California. You hereby consent to the jurisdiction of such Courts, even if you do not reside in California at the time such action is commenced.

m)	Severability. The invalidity, in whole or in part, of any provision of this New Agreement shall not affect the validity or enforceability of any other of its provisions.
NTS Technical Systems, a California corporation By: /s/ William C. McGinnis William C. McGinnis Its: Chief Executive Officer Dated: May 8, 2006

The above terms and conditions are agreed to and accepted.

Dated: May 5, 2006	By: /s/ Marvin Hoffman Marvin Hoffman

The undersigned agrees to the termination of the 2001 Agreement.

National Technical Systems, Inc. a California corporation By: /s/ William C. McGinnis William C. McGinnis Its: Chief Executive Officer Dated: May 8, 2006

Schedule 1 - Company Policies

Insurance Co.	Policy #	Policy Date	Policy Type	Insured	Beneficiary

NML	10-573-446	2/14/1988	90 Life	Marvin Hoffman	XXCAL
NML	9-385-851	10/15/1984	EOL	Marvin Hoffman	XXCAL
NML	8-154-833B	8/11/1980	Ordinary Life	Marvin Hoffman	XXCAL
Manhat	748-333	8/10/1981	Whole Life	Marvin Hoffman	XXCAL
Manulife	4-056-250	1/26/1987	Premier Plus	Marvin Hoffman	XXCAL

NML = Northwestern Mutual Life

Schedule 2 - Personal Policies

Insurance Co.	Policy #	Policy Date	Policy Type	Insured	Beneficiary

NML	14-224-996	05/14/1997	ECL	Marvin Hoffman	Marni Hoffman
NML	14-166-567	12/25/1994	90 Life	Marvin Hoffman	Marni Hoffman
NML	14-166-565	09/14/1994	90 Life	Marvin Hoffman	Marni Hoffman
NML	14-166-559	09/14/1994	Adj Comp Life	Marvin Hoffman	Marni Hoffman

NML = Northwestern Mutual Life